Schneider National, Inc. Reports Fourth Quarter 2017 Results
Broad portfolio of services delivers revenue growth and earnings

•	Operating Revenues of $1.2 billion, an increase of 11% compared to fourth quarter 2016

•	Diluted Earnings Per Share of $1.60, compared to fourth quarter 2016 of $0.30

•	Adjusted Diluted Earnings Per Share of $0.33, compared to fourth quarter 2016 of $0.31

•	Recently announced a 20% increase in the quarterly dividend to $0.06

•	Full year 2018 Adjusted Diluted Earnings Per Share guidance of $1.32 to $1.44

Green Bay, WI, February 1, 2018 – Schneider National, Inc. (NYSE: SNDR) (“Schneider” or the “Company”), a leading transportation and logistics services company providing a broad portfolio of premier truckload, intermodal and logistics solutions and operating one of the largest for-hire trucking fleets in North America, today announced results for the fourth quarter and year ended December 31, 2017.

"I'm pleased with the performance of all our business segments in the quarter," noted Chris Lofgren, Chief Executive Officer of Schneider. "A tight supply and demand environment existed in the fourth quarter and our price improved across the board - contract, tier and spot - as customers responded to driver capacity constraints in the market. The actions we took in the third quarter to build our driver fleet favorably impacted fourth quarter results. Our Quest platform enabled us to have a balanced approach with our customers, consistent with our strategy of resiliency through cycles, allowing us to manage their commitments, and at the same time, exercise choice leading to improved contribution. As expected, having three complementary segments of scale allowed us to service our customers' diverse needs in the quarter."

Results of Operations (unaudited)

The following table sets forth, for the periods indicated, the Company’s results of operations:

(in millions, except per share amounts)	Three Months Ended December 31		Year Ended December 31
	2017	2016	2017	2016
Operating revenues	$1,191.2	$1,069.9	$4,383.6	$4,045.7
Revenues (excluding fuel surcharge) (1)	$1,081.7	$985.6	$3,997.3	$3,751.7
Income from operations	$93.7	$87.9	$280.3	$290.4
Adjusted income from operations	$99.9	$89.0	$281.7	$293.1
Operating ratio	92.1%	91.8%	93.6%	92.8%
Adjusted operating ratio	90.8%	91.0%	93.0%	92.2%
Net income	$283.9	$47.8	$389.9	$156.9
Adjusted net income	$58.1	$48.5	$161.2	$158.5
Adjusted EBITDA	$171.9	$157.3	$560.7	$559.1
Diluted earnings per share	$1.60	$0.30	$2.28	$1.00
Adjusted diluted earnings per share	$0.33	$0.31	$0.94	$1.01
Weighted average diluted shares outstanding	177.1	156.6	171.3	156.8

(1) Revenues (excluding fuel surcharge) is a non-GAAP financial measure that was previously titled "adjusted enterprise revenues (excluding fuel surcharge)."

Results of Operations - Enterprise

Enterprise operating revenues for the fourth quarter of 2017 were $1,191.2 million, an increase of $121.3 million, or 11%, compared to the same quarter in 2016. All of the Company's segments reported revenue growth in the fourth quarter compared to the same period in 2016, primarily due to improved market dynamics and the additional drivers as a result of recruiting efforts in the third quarter of 2017. The Company's leasing business and additional fuel surcharge revenue also contributed to operating revenue growth compared to the fourth quarter of 2016.

Revenues (excluding fuel surcharge) for the fourth quarter of 2017 were $1,081.7 million, an increase of $96.1 million, or 10%, compared to the same quarter in 2016. The improved economy, effective freight selection, and tightened supply resulted in improved pricing and demand in the quarter. The Company believes that some of the supply tightening was due to the enactment of the ELD (electronic logging device) mandate on December 18, 2017. Revenue management utilizing the Quest platform enabled the Company to leverage market and network conditions and resulted in increased revenue per truck per week and increased revenue per order. In addition to the pure price impact, gains from productivity and out of cycle contract discussions, favorably impacted results for the quarter.

Enterprise income from operations for the fourth quarter of 2017 was $93.7 million, an increase of $5.8 million, or 7%, compared to the same quarter in 2016. Price and productivity increased throughout the quarter, partially offset by increased driver costs, increased depreciation and the continuing First to Final Mile build out. From a driver cost perspective, driver pay and driver recruiting costs increased compared to the same quarter in 2016; however, both were in line with expectations. Driver recruiting costs decreased sequentially from third quarter 2017, having increased the driver fleet size in the third quarter, just ahead of the fourth quarter seasonal demand surge.

Adjusted income from operations for the fourth quarter of 2017 was $99.9 million, an increase of $10.9 million, or 12%, compared to the same quarter in 2016. The Company adjusted its income from operations by $6.6 million for the duplicate chassis costs related to the cost of idle rental units due to its conversion to an owned chassis model. The Company completed its conversion to owned chassis in December 2017. The Company also adjusted its income from operations to exclude other material items that do not reflect its core operating performance. See the "Reconciliation of Non - GAAP Financial Measures" at the end of this release for additional details.

Net interest expense in the fourth quarter of 2017 decreased $2.0 million compared to the same quarter in 2016, due to lower debt levels. The effective income tax rate was (214.8%) for the three months ended December 31, 2017, and 40.8% for the same quarter in 2016. As a result of the Tax Cuts and Jobs Act, the Company reduced its net deferred tax liability by $229.5 million due to the revaluing of the deferred tax balances at the newly enacted 21% federal income tax rate. The Company's adjusted effective tax rate, before the impact of the Tax Cuts and Jobs Act, in the fourth quarter of 2017 was 39.6%. The Company anticipates its ongoing effective tax rate to be between 25% – 26%.

Net income for the fourth quarter of 2017 was $283.9 million, or $1.60, on a weighted average diluted per share basis, an increase of $236.1 million compared to the same quarter in 2016. The impact of the Tax Cuts and Jobs Act on diluted earnings per share for the quarter was $1.30. Full year 2017 diluted earnings per share was $2.28. Net income as a percent of operating revenues was 23.8% for the fourth quarter of 2017.

Adjusted net income for the fourth quarter of 2017 was $58.1 million, or $0.33, on a weighted average diluted per share basis, an increase of $9.6 million, or 19.8%, compared to the same quarter in 2016. The impact on fourth quarter 2017 adjusted earnings per share of additional shares due to the Company's initial public offering was ($0.04) compared to fourth quarter 2016. Full year 2017 adjusted diluted earnings per share was $0.94.

Adjusted EBITDA for the fourth quarter of 2017 was $171.9 million, an increase of $14.6 million, or 9%, compared to the same quarter in 2016. Adjusted EBITDA as a percentage of revenues (excluding fuel surcharge) was 15.9% in the fourth quarter of 2017, and 16.0% in the fourth quarter of 2016.

Cash Flow and Capitalization

At December 31, 2017, the Company had a total of $440.6 million outstanding on various debt instruments compared to $699.4 million as of December 31, 2016. At December 31, 2017, the Company had cash and cash equivalents of $238.5 million compared to $130.8 million at December 31, 2016. The Company's net increase in cash and cash equivalents of $107.7 million was primarily due to proceeds from the IPO and the increase in free cash flow, as explained below, partially offset by debt repayments.

The Company’s cash provided by operating activities for the year ending December 31, 2017 increased $6.0 million, compared to the same period in 2016. Free cash flow increased $61.2 million compared to the same period in 2016. Capital expenditures decreased year over year due to lower purchases of transportation equipment, which was the result of a combination of factors, including the acceleration of purchases in 2016. The used equipment market stabilized in 2017, albeit at weak levels. Total proceeds from the sale of used equipment increased; however, proceeds per unit decreased compared to 2016.

The Company declared a $0.05 dividend payable to shareholders of record as of December 15, 2017. This dividend was paid on January 8, 2018. On January 30, 2018, the Company declared a $0.06 dividend payable to shareholders of record as of March 15, 2018. This dividend is expected to be paid on April 9, 2018.

Results of Operations – Reportable Segments

Truckload

•	Revenues (excluding fuel surcharge): $570.6 million; an increase of 6% compared to fourth quarter 2016

•	Income from Operations: $63.4 million; flat compared to fourth quarter 2016

Truckload revenues (excluding fuel surcharge) increased 6% compared to the fourth quarter of 2016, primarily due to productivity and price. Improved truck productivity and effective freight selection using the Company's Quest platform resulted in revenue per truck per week of $3,797, an increase of $193, or 5.3%, compared to the same quarter in 2016, and a sequential increase of $183, or 5.1%, compared to the third quarter of 2017. Compared to the fourth quarter of 2016, for-hire standard revenue per truck per week increased 7.6%, due to increased price and truck productivity, while Dedicated standard revenue per truck per week increased 4.0%.

Truckload income from operations in the fourth quarter of 2017 was flat with fourth quarter of 2016. Freight selection and truck productivity improved in the quarter and was offset by increased driver expenses, First to Final Mile build out, fuel costs, and reduced gains on sales of equipment. The Company's investments in driver recruiting and retention initiatives and equipment management actions made earlier in year yielded positive results in the fourth quarter. While total driver count increased slightly compared to 2016, it decreased sequentially compared to the third quarter of 2017.

Intermodal

•	Revenues (excluding fuel surcharge): $208.6 million; an increase of 5% compared to fourth quarter 2016

•	Income from Operations: $22.2 million; an increase of 54% compared to fourth quarter 2016

Intermodal revenues (excluding fuel surcharge) increased 5% in the fourth quarter of 2017 compared to the same quarter in 2016 due to a 3.9% increase in orders and a 1.5% increase in revenue per order. For the fourth quarter of 2017, revenue per order was $2,008, a sequential increase of $132, or 7.0%, compared to the third quarter of 2017 due to revenue management utilizing the Company's Quest platform and an improved pricing market. Market conditions in the quarter resulted in Intermodal pricing movement mirroring that of Truckload. Intermodal's management of containers resulted in container productivity improvement of 4.6% compared to the same quarter in 2016.
Intermodal income from operations increased 54% in the fourth quarter of 2017 compared to the same quarter in 2016. Intermodal operating ratio for the fourth quarter of 2017 was 89.3%, before the impact of duplicate chassis costs, primarily due to asset productivity, driver productivity, price, and volumes offset by duplicative costs from the conversion of leased to owned chassis. Duplicate chassis costs, which represent the cost of idle rental units, had a negative impact of $6.6 million, or approximately 320 basis points, on Intermodal's fourth quarter 2017 operating ratio. Total dray driver count increased by nearly 200 compared to 2016, and drays performed on company equipment improved 120 basis points. As a result, Intermodal has been able to mitigate the high inflationary costs of third party dray resources. As of the end of 2017, this business is now an owned container, owned chassis, and primarily company drayage intermodal provider. Intermodal has realized improved productivity and driver retention, and decreased safety, recruiting, and maintenance costs, as a result of the conversion to owned chassis.

Logistics

•	Revenues (excluding fuel surcharge): $249.5 million; an increase of 26% compared to fourth quarter 2016

•	Income from Operations: $13.4 million; an increase of 48% compared to fourth quarter 2016

Logistics revenues (excluding fuel surcharge) increased 26% in the fourth quarter of 2017 compared to the same quarter in 2016. Market volatility, seasonality, and enactment of the ELD mandate resulted in growth of the Company’s brokerage business as evidenced by strong spot and contract pricing and brokerage volume growth of 16.7% compared to the same period in 2016. Brokerage revenues (excluding fuel surcharge) were 76% of Logistics revenues (excluding fuel surcharge) for the fourth quarter of 2017 compared to 69% for the same quarter in 2016. The Quest platform allowed Logistics to quickly adapt to changing market conditions.

Logistics income from operations increased 48% in the fourth quarter of 2017 compared to the same quarter in 2016, primarily due to brokerage growth and the expansion of gross margins in the quarter. Market volatility and tightened capacity, some of which was due to the ELD enactment, resulted in a strong pricing position in the quarter.

Business Outlook

Lofgren commented, "We are encouraged by market indicators. In early 2018, we will continue to address the price improvement necessary to recover the driver investments already incurred in 2017, and those we expect in 2018. We anticipate the ELD implementation will have a measurable impact on driver capacity, and we will closely monitor actions being taken by carriers to recruit and retain drivers. The anticipated market conditions, our professional driver workforce, the Quest platform, and our broad portfolio of services, position us well for 2018. We anticipate our full year 2018 adjusted diluted earnings to be in the range of $1.32 to $1.44 and net capital expenditures in the range of $325 million to $375 million."
Non-GAAP Financial Measures

We have presented certain non-GAAP financial measures, including revenues (excluding fuel surcharge), adjusted income from operations, adjusted operating ratio, adjusted net income, adjusted diluted earnings per share, adjusted EBITDA, adjusted effective tax rate, and free cash flow. Management believes the use of non-GAAP measures assists investors in understanding our business, as further described below. The non-GAAP information provided is used by our management and may not be comparable to similar measures disclosed by other companies. The non-GAAP measures used herein have limitations as analytical tools, and should not be considered in isolation, or as substitutes for analysis of the Company's results as reported under GAAP.

A reconciliation of net income per share to adjusted diluted earnings per share, as projected for 2018, is not provided. Schneider does not forecast net income per share as we cannot, without unreasonable effort, estimate or predict with certainty, various components of net income. The components of net income that we cannot predict include expenses for items that do not relate to our core operating performance, such as costs related to potential future acquisitions and the related tax impact of those items, or the effect of changes in tax law. Further, in the future, other items with similar characteristics to those currently included in adjusted net income, that have a similar impact on the comparability of periods, and which are not known at this time, may exist and impact adjusted net income.

About Schneider National, Inc.

We are a leading transportation and logistics services company providing a broad portfolio of premier truckload, intermodal and logistics solutions and operate one of the largest for-hire trucking fleets in North America. We believe we have developed a differentiated business model that is difficult to replicate due to our scale, breadth of complementary service offerings and proprietary technology platform. Our highly flexible and balanced business combines asset-based truckload services with asset-light intermodal and non-asset logistics offerings, enabling us to serve our customers’ diverse transportation needs. Since our founding in 1935, we believe we have become an iconic and trusted brand within the transportation industry by adhering to a culture of safety “first and always” and upholding our responsibility to our associates, our customers and the communities that we serve.

Special Note Regarding Forward-Looking Statements

This earnings release contains forward-looking statements, within the meaning of the United States Private Securities Litigation Reform Act of 1995, which are intended to come within the safe harbor protection provided by such Act. These forward-looking statements reflect our current expectations, beliefs, plans, or forecasts with respect to, among other things, future events and financial performance and trends in our business and industry. Forward-looking statements are often characterized by words or phrases such as “may,” “will,” “could,” “should,” “would,” “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “target,” “prospects,” “potential” and “forecast,” and other words, terms, and phrases of similar meaning. Forward-looking statements involve estimates, expectations, projections, goals, forecasts, assumptions, risks, and uncertainties. We caution readers that a forward-looking statement is not a guarantee of future performance and that actual results could differ materially from those contained in the forward-looking statement.

Such risks and uncertainties include, among others, those discussed under the heading “Risk Factors” in our Prospectus dated April 5, 2017 filed with the Securities and Exchange Commission (SEC) pursuant to Rule 424(b) of the Securities Act of 1933, as amended, which is deemed to be part of our Registration Statement on Form S-1 (File No. 333-215244), as well as other filings with the SEC. In addition to any such risks, uncertainties, and other factors discussed elsewhere herein, risks, uncertainties, and other factors that could cause or contribute to actual results differing materially from those expressed or implied by the forward-looking statements include, but are not limited to, the following: economic and business risks inherent in the truckload industry, including competitive pressures pertaining to pricing, capacity, and service; risks associated with the loss of a significant customer or customers; fluctuations in the price or availability of fuel, the volume and terms of diesel fuel purchase commitments, and our ability to recover fuel costs through our fuel surcharge programs; our ability to attract and retain qualified drivers, including owner-operators, in the operation of our intermodal and trucking businesses; risks related to demand for our service offerings; our ability to recruit, develop, and retain our key associates; the impact of laws and regulations that apply to our business, including those that relate to the environment, taxes, employees, and owner-operators, our captive insurance company, and the increased costs of compliance with existing or future federal, state, and local regulations; significant systems disruptions, including those caused by cybersecurity breaches; negative seasonal patterns generally experienced in the trucking industry during traditionally slower shipping periods and winter months; risks associated with severe weather and similar events; exposure to claims and lawsuits in the ordinary course of our business and the risk of insurance claims through our captive insurance company; our ability to effectively manage and implement our growth and diversification strategies and cost saving initiatives; risks associated with acquisitions and other strategic transactions; risks associated with obtaining materials, equipment, and services from our vendors and suppliers; risks associated with cross-border operations and doing business in foreign countries; risks associated with financial and credit markets, including our ability to service indebtedness and fund capital expenditures and strategic initiatives; and risks associated with reliance on third parties with respect to certain of our businesses, including railroads with respect to our intermodal business and third-party capacity providers for our Logistics brokerage business.

We do not intend, and undertake no obligation, to update any of our forward-looking statements after the date of this report to reflect actual results or future events or circumstances. Given these risks and uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements.

Contact:
Schneider National, Inc.
Pat Costello, SVP, Financial Planning and Analysis / Investor Relations
920-592-SNDR
investor@schneider.com

Source: Schneider SNDR

SCHNEIDER NATIONAL, INC.
CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(in millions, except per share data)

	Three Months Ended December 31		Year Ended December 31
	2017	2016	2017	2016
OPERATING REVENUES	$1,191.2	$1,069.9	$4,383.6	$4,045.7
OPERATING EXPENSES:
Purchased transportation	446.6	388.4	1,605.3	1,466.0
Salaries, wages, and benefits	313.5	281.1	1,223.5	1,129.3
Fuel and fuel taxes	84.8	68.5	305.5	252.9
Depreciation and amortization	72.0	68.3	279.0	266.0
Operating supplies and expenses	124.7	116.9	493.9	449.9
Insurance and related expenses	26.0	32.0	90.3	89.1
Other general expenses, net	29.9	26.8	105.8	102.1
Total operating expenses	1,097.5	982.0	4,103.3	3,755.3
INCOME FROM OPERATIONS	93.7	87.9	280.3	290.4
OTHER EXPENSES (INCOME):
Interest expense—net	3.7	5.7	17.4	21.4
Other expenses (income)—net	(0.2)	1.6	(0.5)	3.4
Total other expenses	3.5	7.3	16.9	24.8
INCOME BEFORE INCOME TAXES	90.2	80.6	263.4	265.6
PROVISION FOR (BENEFIT FROM) INCOME TAXES	(193.7)	32.8	(126.5)	108.7
NET INCOME	$283.9	$47.8	$389.9	$156.9

Weighted average common shares outstanding	176.9	156.3	171.1	156.6
Basic earnings per share	$1.60	$0.31	$2.28	$1.00
Weighted average diluted shares outstanding	177.1	156.6	171.3	156.8
Diluted earnings per share	$1.60	$0.30	$2.28	$1.00
Dividends per share of common stock	$0.05	$0.20	$0.20	$0.20

SCHNEIDER NATIONAL, INC.
CONSOLIDATED BALANCE SHEETS (Unaudited)
(in millions, except share data)

	December 31, 2017	December 31, 2016
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$238.5	$130.8
Marketable securities	41.6	52.5
Trade accounts receivable—net of allowance of $5.2 million and $3.5 million, respectively	527.9	444.0
Other receivables	22.4	41.8
Current portion of lease receivables—net of allowance of $1.7 million and $1.0 million, respectively	104.9	100.2
Inventories	83.1	74.1
Prepaid expenses and other current assets	75.6	80.2
Total current assets	1,094.0	923.6
NONCURRENT ASSETS:
Property and equipment:
Transportation equipment	2,770.1	2,596.7
Land, buildings, and improvements	183.8	178.9
Other property and equipment	175.7	191.6
Total property and equipment	3,129.6	2,967.2
Accumulated depreciation	1,271.5	1,209.2
Net property and equipment	1,858.1	1,758.0
Lease receivables	138.9	132.1
Capitalized software and other noncurrent assets	74.7	76.9
Goodwill	164.8	164.0
Total noncurrent assets	2,236.5	2,131.0
TOTAL	$3,330.5	$3,054.6

SCHNEIDER NATIONAL, INC.
CONSOLIDATED BALANCE SHEETS (Unaudited)
(in millions, except share data)

	December 31, 2017	December 31, 2016
LIABILITIES, TEMPORARY EQUITY, AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Trade accounts payable	$230.4	$227.3
Accrued salaries and wages	85.8	81.8
Claims accruals - current	48.3	52.2
Current maturities of debt and capital lease obligations	19.1	258.7
Dividends payable	8.8	—
Other current liabilities	69.6	57.3
Total current liabilities	462.0	677.3
NONCURRENT LIABILITIES:
Long-term debt and capital lease obligations	420.6	439.6
Claims accruals - noncurrent	102.5	111.5
Deferred income taxes	386.6	538.6
Other	68.6	101.2
Total noncurrent liabilities	978.3	1,190.9
COMMITMENTS AND CONTINGENCIES
TEMPORARY EQUITY - REDEEMABLE COMMON SHARES
Redeemable common shares at December 31, 2016, Class A, no par value, shares authorized: 250,000,000, shares issued and outstanding: 83,029,500	—	563.2
Redeemable common shares at December 31, 2016, Class B, no par value, shares authorized: 750,000,000, shares issued and outstanding: 73,294,560	—	497.2
Accumulated earnings	—	125.1
Accumulated other comprehensive income	—	0.9
Total temporary equity	—	1,186.4
SHAREHOLDERS' EQUITY
Class A common shares at December 31, 2017, no par value, shares authorized: 250,000,000, shares issued and outstanding: 83,029,500	—	—
Class B common shares at December 31, 2017, no par value, shares authorized: 750,000,000, shares issued and outstanding: 93,850,011	—	—
Additional paid-in capital	1,534.6	—
Retained earnings	355.6	—
Accumulated other comprehensive income	—	—
Total shareholders' equity	1,890.2	—
TOTAL	$3,330.5	$3,054.6

SCHNEIDER NATIONAL, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
(in millions)

	Year Ended December 31
	2017	2016
OPERATING ACTIVITIES:
Net income	$389.9	$156.9
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	279.0	266.0
Gain on sale of property and equipment	(9.4)	(18.3)
Deferred income taxes	(152.0)	75.6
WSL contingent consideration adjustment	(13.5)	—
Long-term incentive compensation expense	17.0	18.3
Other noncash items	(0.7)	(1.4)
Changes in operating assets and liabilities:
Receivables	(64.4)	1.1
Other assets	1.4	(4.9)
Payables	16.0	(0.6)
Other liabilities	(2.0)	(37.4)
Net cash provided by operating activities	461.3	455.3
INVESTING ACTIVITIES:
Purchases of transportation equipment	(388.5)	(422.1)
Purchases of other property and equipment	(33.4)	(37.0)
Proceeds from sale of property and equipment	70.0	52.0
Proceeds from lease receipts and sale of off-lease inventory	61.0	63.5
Purchases of lease equipment	(110.1)	(88.4)
Sales of marketable securities	10.5	11.1
Purchases of marketable securities	—	(14.2)
Acquisition of businesses, net of cash acquired	—	(78.2)
Net cash used in investing activities	(390.5)	(513.3)
FINANCING ACTIVITIES:
Proceeds under revolving credit agreements	—	176.0
Payments under revolving credit agreements	(135.0)	(89.9)
Proceeds from other debt	—	0.5
Payments of debt and capital lease obligations	(123.7)	(28.1)
Payment of deferred consideration related to acquisition	(19.4)	—
Proceeds from IPO, net of issuance costs	340.6	—
Dividends paid	(25.5)	(31.3)
Redemptions of redeemable common shares	(0.1)	(1.4)
Proceeds from issuances of redeemable common shares	—	2.3
Net cash provided by financing activities	36.9	28.1
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	107.7	(29.9)
CASH AND CASH EQUIVALENTS:
Beginning of period	130.8	160.7
End of period	$238.5	$130.8
ADDITIONAL CASH FLOW INFORMATION:
Noncash investing and financing activity:
Equipment purchases in accounts payable	$9.5	$22.4
Dividends declared but not yet paid	$8.8	$—
Costs in accounts payable related to our IPO	$—	$2.3
Increase in redemption value of redeemable common shares	$—	$110.0
Cash paid (refunded) during the year for:
Interest	$19.2	$21.6
Income taxes—net of refunds	$(4.2)	$5.0

Schneider National, Inc.
Revenues and Income from Operations by Segment
(unaudited)

Revenues by Segment

(in millions)	Three Months Ended December 31		Year Ended December 31
	2017	2016	2017	2016
Truckload	$570.6	$540.0	$2,187.4	$2,091.0
Intermodal	208.6	197.9	779.9	757.5
Logistics	249.5	197.8	834.3	737.7
Other	78.9	68.9	293.6	240.5
Fuel surcharge	109.5	84.3	386.3	294.0
Inter-segment eliminations	(25.9)	(19.0)	(97.9)	(75.0)
Operating revenues	$1,191.2	$1,069.9	$4,383.6	$4,045.7

Income from Operations by Segment

(in millions)	Three Months Ended December 31		Year Ended December 31
	2017	2016	2017	2016
Truckload	$63.4	$63.6	$196.2	$221.1
Intermodal (1)	22.2	14.4	52.3	46.1
Logistics	13.4	9.1	34.2	30.7
Other (2)	(5.3)	0.8	(2.4)	(7.5)
Income from operations	93.7	87.9	280.3	290.4

Adjustments:
Duplicate chassis cost (1)	6.6	—	14.9	—
WSL contingent consideration adjustment (2)	(0.4)	—	(13.5)	—
Acquisition costs (3)	—	0.3	—	1.4
IPO costs (4)	—	0.8	—	1.3
Adjusted income from operations	$99.9	$89.0	$281.7	$293.1

(1) As of December 31, 2017, the Company completed its migration to an owned chassis model, which required the replacement of rental chassis with owned chassis to improve safety and reliability and to increase driver retention. During 2017, the Company added approximately 10,000 to its owned chassis units, resulting in a total of approximately 15,000 owned chassis. The existing lease requirements did not expire until December 31, 2017. Accordingly, the Company adjusted its income from operations for rental costs related to idle chassis as rented units were replaced.
(2) In the second, third, and fourth quarters of 2017, the Company recorded a combined $13.5 million fair value adjustment to the contingent consideration related to the acquisition of WSL.
(3) Costs related to the June 1, 2016 acquisition of WSL.
(4) Costs related to the Company's initial public offering (IPO).

Schneider National, Inc.
Key Performance Indicators by Segment
(unaudited)

Truckload	Three Months Ended December 31		Year Ended December 31
	2017	2016	2017	2016
Dedicated standard
Revenues (excluding fuel surcharge) (1)	$75.1	$75.6	$291.8	$300.9
Average trucks (2) (3)	1,667	1,741	1,645	1,758
Revenue per truck per week (4)	$3,600	$3,463	$3,480	$3,348
Dedicated specialty
Revenues (excluding fuel surcharge) (1)	$112.9	$98.0	$424.4	$381.6
Average trucks (2) (3)	2,452	2,103	2,285	2,050
Revenue per truck per week (4)	$3,680	$3,717	$3,645	$3,639
For-hire standard
Revenues (excluding fuel surcharge) (1)	$309.3	$292.3	$1,162.8	$1,168.8
Average trucks (2) (3)	6,335	6,431	6,340	6,641
Revenue per truck per week (4)	$3,899	$3,624	$3,599	$3,442
For-hire specialty
Revenues (excluding fuel surcharge) (1)	$73.3	$74.1	$308.4	$239.7
Average trucks (2) (3)	1,551	1,674	1,590	1,274
Revenue per truck per week (4)	$3,772	$3,530	$3,807	$3,679
Total Truckload
Revenues (excluding fuel surcharge) (1)	$570.6	$540.0	$2,187.4	$2,091.0
Average trucks (2) (3)	12,005	11,948	11,860	11,722
Revenue per truck per week (4)	$3,797	$3,604	$3,619	$3,488
Average company trucks (3)	9,234	9,154	9,101	9,026
Average owner-operator trucks (3)	2,771	2,795	2,758	2,696
Trailers	37,637	37,575	37,637	37,575
Operating ratio (5)	88.9%	88.2%	91.0%	89.4%

(1) Revenues (excluding fuel surcharge) in millions
(2) Includes company trucks and owner-operator trucks

(3)	Calculated based on beginning and ending month counts and represents the average number of trucks available to haul freight over the specified time frame

(4)	Calculated excluding fuel surcharge, consistent with how revenue is reported internally for segment purposes, using weighted workdays
(5) Calculated as segment operating expenses divided by segment revenues (excluding fuel surcharge)

Intermodal	Three Months Ended December 31		Year Ended December 31
	2017	2016	2017	2016
Orders	103,854	99,999	408,928	381,425
Containers	17,535	17,653	17,535	17,653
Trucks (1)	1,283	1,244	1,283	1,244
Revenue per order (2)	$2,008	$1,979	$1,907	$1,986
Operating ratio (3)	89.3%	92.7%	93.3%	93.9%

(1)Includes company trucks and owner-operator trucks at the end of the period
(2)Calculated excluding fuel surcharge, consistent with how revenue is reported internally for segment purposes
(3)Calculated as segment operating expenses divided by segment revenues (excluding fuel surcharge)

Logistics	Three Months Ended December 31		Year Ended December 31
	2017	2016	2017	2016
Operating ratio (1)	94.6%	95.4%	95.9%	95.8%

(1)	Calculated as segment operating expenses divided by segment revenues (excluding fuel surcharge)

Schneider National, Inc.
Reconciliation of Non - GAAP Financial Measures
(unaudited)
In this earnings release, we present the following non-GAAP financial measures: (1) revenues (excluding fuel surcharge), (2) adjusted income from operations, (3) adjusted operating ratio, (4) adjusted net income, (5) adjusted diluted earnings per share, (6) adjusted EBITDA, (7) adjusted effective tax rate, and (8) free cash flow. We also provide below reconciliations of these measures to the most directly comparable financial measures calculated and presented in accordance with GAAP.
Management believes the use of each of these non-GAAP measures assists investors in understanding our business by (a) removing the impact of items from our operating results that, in our opinion, do not reflect our core operating performance, (b) providing investors with the same information our management uses internally to assess our core operating performance and (c) presenting comparable financial results between periods. In addition, in the case of revenues (excluding fuel surcharge), we believe the measure is useful to investors because it isolates volume, price, and cost changes directly related to industry demand and the way we operate our business from the exogenous factor of fluctuating fuel prices and the programs we have in place to manage fuel price fluctuations. Fuel-related costs and their impact on our industry are important to our results of operations, but they are often independent of other, more germane factors affecting our results of operations and our industry. With respect to free cash flow, we believe the measure provides investors with an important perspective on the cash available to fund our business after payment of capital expenditures related to the necessary components of ongoing operations. Free cash flow does not represent the residual cash flow available for discretionary expenditures as it excludes certain mandatory expenditures such as repayment of maturing debt. We use free cash flow as a measure to assess overall liquidity.
Although we believe these non-GAAP measures are useful to investors, they have limitations as analytical tools and may not be comparable to similar measures disclosed by other companies. You should not consider the non-GAAP measures in this release in isolation or as substitutes for, or alternatives to, analysis of our results as reported under GAAP. The exclusion of unusual or non-recurring items or other adjustments reflected in the non-GAAP measures should not be construed as an inference that our future results will not be affected by unusual or non-recurring items or by other items similar to such adjustments. Our management compensates for these limitations by relying primarily on our GAAP results in addition to using the non-GAAP measures.

Revenues (excluding fuel surcharge)

Revenues (excluding fuel surcharge) is a non-GAAP financial measure and is defined as operating revenues less fuel surcharge revenues. The following is a reconciliation of operating revenues, the most closely comparable GAAP financial measure, to revenues (excluding fuel surcharge).

(in millions)	Three Months Ended December 31		Year Ended December 31
	2017	2016	2017	2016
Operating revenues	$1,191.2	$1,069.9	$4,383.6	$4,045.7
Fuel surcharge revenues	(109.5)	(84.3)	(386.3)	(294.0)
Revenues (excluding fuel surcharge)	$1,081.7	$985.6	$3,997.3	$3,751.7

Adjusted income from operations
Adjusted income from operations is a non-GAAP financial measure and is defined as income from operations, adjusted to exclude material items that do not reflect our core operating performance, which are shown below. The following is a reconciliation of income from operations, which is the most directly comparable GAAP measure, to adjusted income from operations.

(in millions)	Three Months Ended December 31		Year Ended December 31
	2017	2016	2017	2016
Income from operations	$93.7	$87.9	$280.3	$290.4
Duplicate chassis costs (a)	6.6	—	14.9	—
WSL contingent consideration adjustment (b)	(0.4)	—	(13.5)	—
Acquisition costs (c)	—	0.3	—	1.4
IPO costs (d)	—	0.8	—	1.3
Adjusted income from operations	$99.9	$89.0	$281.7	$293.1

(a) As of December 31, 2017, the Company completed its migration to an owned chassis model, which required the replacement of rental chassis with owned chassis to improve safety and reliability and to increase driver retention. During 2017, the Company added approximately 10,000 to its owned chassis units, resulting in a total of approximately 15,000 owned chassis. The lease requirements did not expire until December 31, 2017. Accordingly, the Company adjusted its income from operations for rental costs related to idle chassis as rented units were replaced.
(b) In the second, third, and fourth quarters of 2017, the Company recorded a combined $13.5 million fair value adjustment to the contingent consideration related to the acquisition of WSL.
(c) Costs related to the June 1, 2016 acquisition of WSL.
(d) Costs related to the Company's initial public offering (IPO).

Adjusted operating ratio
Adjusted operating ratio is a non-GAAP financial measure and is defined as operating expenses, adjusted to exclude material items that do not reflect our core operating performance; which are shown below, divided by revenues (excluding fuel surcharge). The following is a reconciliation of operating ratio, which is the most directly comparable GAAP measure, to adjusted operating ratio. Excluded items for the periods shown are explained above under the reconciliation of “adjusted income from operations.”

(in millions)	Three Months Ended December 31		Year Ended December 31
	2017	2016	2017	2016
Total operating expenses	$1,097.5	$982.0	$4,103.3	$3,755.3
Divide by: Operating revenues	1,191.2	1,069.9	4,383.6	4,045.7
Operating ratio	92.1%	91.8%	93.6%	92.8%

Operating revenues	$1,191.2	$1,069.9	$4,383.6	$4,045.7
Fuel surcharge revenues	(109.5)	(84.3)	(386.3)	(294.0)
Revenues (excluding fuel surcharge)	$1,081.7	$985.6	$3,997.3	$3,751.7

Total operating expenses	$1,097.5	$982.0	$4,103.3	$3,755.3

Adjusted for:
Fuel surcharge revenues	(109.5)	(84.3)	(386.3)	(294.0)
Duplicate chassis costs	(6.6)	—	(14.9)	—
WSL contingent consideration adjustment	0.4	—	13.5	—
Acquisition costs	—	(0.3)	—	(1.4)
IPO costs	—	(0.8)	—	(1.3)
Adjusted total operating expense	$981.8	$896.6	$3,715.6	$3,458.6
Adjusted operating ratio	90.8%	91.0%	93.0%	92.2%

Adjusted net income and adjusted diluted earnings per share

Adjusted net income and adjusted diluted earnings per share are non-GAAP financial measures and are defined as net income and diluted earnings per share, adjusted to exclude material items that do not reflect our core operating performance, which are show below. The following is a reconciliation of net income, which is the most directly comparable GAAP measure, to adjusted net income. Excluded items for the periods shown are explained above under the reconciliation of “adjusted income from operations.”

(in millions)	Three Months Ended December 31		Year Ended December 31
	2017	2016	2017	2016
Net income	$283.9	$47.8	$389.9	$156.9
Impact of Tax Cuts and Jobs Act (a)	(229.5)	—	(229.5)	—
Duplicate chassis costs	6.6	—	14.9	—
WSL contingent consideration adjustment	(0.4)	—	(13.5)	—
Acquisition costs	—	0.3	—	1.4
IPO costs	—	0.8	—	1.3
Income tax effect of non-GAAP adjustments(b)	(2.5)	(0.4)	(0.6)	(1.1)
Adjusted net income	$58.1	$48.5	$161.2	$158.5

(a) This amount represents the effect on deferred tax assets and liabilities of the change in the federal income tax rate from 35% to 21% as a result of the Tax Cuts and Jobs Act enacted in December 2017.

(b)
Tax impacts are calculated using the applicable consolidated federal and state effective tax rate, modified to remove the impact of tax credits and adjustments (such as the impact of the Tax Cuts and Jobs Act in 2017) that are not applicable to the item in question. If the underlying item has a materially different tax treatment, the actual or estimated tax rate applicable to the adjustment is used.

The following is a reconciliation of diluted earnings per share, which is the most directly comparable GAAP measure, to adjusted diluted earnings per share.

	Three Months Ended December 31		Year Ended December 31
	2017	2016	2017	2016
Diluted earnings per share	$1.60	$0.30	$2.28	$1.00
Non-GAAP adjustments, tax effected	(1.27)	0.01	(1.34)	0.01
Adjusted diluted earnings per share	$0.33	$0.31	$0.94	$1.01

Adjusted EBITDA

Adjusted EBITDA is a non-GAAP financial measure and is defined as net income, plus provision for income taxes, interest expense and depreciation and amortization, and is further adjusted to exclude other non-operating expenses, and other material items that do not reflect our core operating performance, which are show below. The following is a reconciliation of net income, which is the most directly comparable GAAP measure, to adjusted EBITDA. Excluded items for the periods shown are explained above under the reconciliation of “adjusted income from operations.”

(in millions)	Three Months Ended December 31			Year Ended December 31
	2017		2016	2017	2016
Net income	$283.9		$47.8	$389.9	$156.9
Provision for (benefit from) income taxes	(193.7)		32.8	(126.5)	108.7
Interest expense – net	3.7		5.7	17.4	21.4
Depreciation and amortization	72.0		68.3	279.0	266.0
Other - net	(0.2)		1.6	(0.5)	3.4
Duplicate chassis costs	6.6		—	14.9	—
WSL contingent consideration adjustment	(0.4)		—	(13.5)	—
Acquisition costs	—		0.3	—	1.4
IPO costs	—		0.8	—	1.3
Adjusted EBITDA	$171.9	$—	$157.3	$560.7	$559.1

Adjusted effective tax rate

Adjusted effective tax rate" represents our effective tax rate prior to the effect on our deferred tax assets and liabilities of the change in the federal income tax rate due to the Tax Cuts and Jobs Act. The following is a reconciliation of our effective tax rate, which is the most directly comparable GAAP measure, to the adjusted effective tax rate.

(in millions)	Three Months Ended December 31		Year Ended December 31
	2017	2016	2017	2016
Effective tax rate	(214.8)%	40.8%	(48.0)%	40.9%
Impact of Tax Cuts and Jobs Act	254.4%	—%	87.1%	—%
Adjusted effective tax rate	39.6%	40.8%	39.1%	40.9%

Free cash flow

Free cash flow is a non-GAAP financial measure and is defined as net cash provided by operating activities less net cash used for capital expenditures. The following is a reconciliation of net cash provided by operating activities, which is the most directly comparable GAAP measure, to free cash flow.

(in millions)	Year Ended December 31
	2017	2016
Net cash provided by operating activities	$461.3	$455.3

Purchases of transportation equipment	(388.5)	(422.1)
Purchases of other property and equipment	(33.4)	(37.0)
Proceeds from sale of property and equipment	70.0	52.0
Net capital expenditures	(351.9)	(407.1)

Free cash flow	$109.4	$48.2